                                                                    Exhibit 99.1

Applied Power Inc. Commences Debt
Tender Offer and Consent Solicitation

WAUKESHA, Wis.--(BUSINESS WIRE)--June 30, 2000--Applied Power Inc. (NYSE:
APW-news) announced today that it has commenced an offer to purchase and consent
--- ----
solicitation for its $200,000,000 aggregate principal amount, 8.75% Senior Subordinated Notes, due 2009 (the "Notes").

The terms and conditions of the tender offer are set forth in the Offer to Purchase and Consent Solicitation Statement dated June 30, 2000 and related Letter of Transmittal and Consent. The tender offer will expire at 12:00 midnight, New York City Time, on July 28, 2000, unless extended.

In conjunction with the tender offer, Applied Power is soliciting consents to certain proposed amendments to the indenture governing the Notes that would (i) permit certain transactions to be consummated by Applied Power, including the distribution of all of the outstanding common shares of APW Ltd., a subsidiary of Applied Power, to the shareholders of Applied Power (the "Distribution") and
(ii) eliminate substantially all of the restrictive covenants. Adoption of the proposed amendments requires the consent of holders of not less than a majority of the aggregate principal amount of the Notes. Holders who tender their Notes will be required to consent to the proposed amendments.

For holders who tender their Notes and give their consent at or prior to the consent payment deadline of 5:00 PM., New York City Time, on July 14, 2000, unless extended, the tender offer purchase price will include a consent payment of $20 per $1,000 principal amount of the Notes. The tender offer purchase price (including the consent payment) per $1,000 principal amount of Notes will be calculated in a manner intended to result in a price on the Settlement Date equivalent to a yield to the first date on which the Notes may be redeemed at the option of Applied Power (April 1, 2004) equal to the sum of (x) the yield to maturity based on the bid side price, as reported by the Bloomberg Government Pricing monitor at 2:00 PM., New York City Time, on the second business day preceding the date on which the tender offer expires, of the U.S. Treasury 5 1/4% Bond due May 2004, and (y) 75 basis points.

Closing of the tender offer is conditioned upon Allied Power and its affiliates obtaining financing satisfactory to Applied Power and sufficient to fund the consideration payable in connection with the tender offer and the consent solicitation, the consummation of the Distribution, the receipt of the required contents from the holders of Notes and certain other conditions described in the Offer to Goldman, Sachs & Co. are acting as the dealer managers and D.F. King & Co., Inc. is acting as information agent in connection with the tender offer. The depository for the tender offer is Bank One Trust Company, N.A. Copies of the Offers to Purchase and Consent Solicitation Statements and additional information concerning the terms of the tender offer may be obtained by contacting D.F. King & Co., Inc. at (212) 269-5550 (Banks and Brokers) or
(800) 207-2014 (Others) and Goldman, Sachs & Co. at (877) 686-5059 (toll free) or (212) 357-380 (collect).

About Applied Power Inc.

Applied Power Inc., headquartered in Waukesha, Wisconsin, is a global company comprised of two business segments. Electronics supplied electronic enclosures, power supplies, thermal systems, backplanes, and cabling either as products or integrated as a system supplied along with new product design, supply chain management, assembly and test services. Industrial is composed of standard and customized OEM products sold to a wide array of end users through distribution or directly into a variety of niche markets.

     For further information contact:
     Applied Power Inc.
     Sun Hrobar, Vice President
     262-523-7600
     www.apwl.com
     ------------

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these projections are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Applied Power's results are also subject to general economic conditions, continued market acceptance of the Company's new product introductions, the successful integration of recent acquisitions, operating margin risk due to competitive pricing, foreign currency fluctuations and interest rate risk.
___________________
Contact: